EXHIBIT 99.1

[COMPANY LOGO]

                     Investor Contact: Peter M. Holland, Chief Financial Officer
                                                                  (740) 772-8547
                    Media Contact: Mary Elsass, Senior Manager, Public Relations
                                                                  (740) 772-8364

                                       68 E. Main St.    Chillicothe, OH   45601


--------------------------------------------------------------------------------
NEWS                                              FOR IMMEDIATE RELEASE
--------------------------------------------------------------------------------


   HORIZON PCS COMPLETES EXCHANGE OFFER FOR ITS 11 3/8% SENIOR NOTES DUE 2012

CHILLICOTHE,  OH (June 2, 2005) --  HORIZON  PCS,  INC.  (THE  "COMPANY")  (PINK
SHEETS: HZPS), a PCS affiliate of Sprint (NYSE:FON), today announced that it has completed the previously announced and extended exchange offer for its 11 3/8% senior notes due 2012 ("Old Notes").

At the extended expiration time of 5:00 p.m., New York City time on June 2, 2005, approximately $120.0 million in aggregate principal amount of the Company's outstanding Old Notes were tendered and exchanged for a like principal amount of its new 11 3/8% senior notes due 2012 ("New Notes").

The New Notes have substantially identical terms as the Old Notes except that the issuance of the New Notes has been registered under the Securities Act of 1933, as amended

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the New Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the federal securities laws relating to the exchange offer. These statements are based upon management's current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the U.S. Securities and Exchange Commission.

ABOUT HORIZON PCS
Horizon PCS is a PCS Affiliate of Sprint, with the exclusive right to market Sprint wireless mobility communications network products and services to a total population of approximately 7.2 million in portions of 11 contiguous states. Its markets are located between Sprint's Chicago, New York and Knoxville markets and connect or are adjacent to 12 major Sprint markets. As a PCS Affiliate of Sprint, Horizon markets wireless mobile communications network products and services under the Sprint and Sprint PCS brand names. For more information, visit www.horizonpcs.com.

                                     # # #